DESSAUER & McINTYRE ASSET MANAGEMENT
                                 CODE OF ETHICS


     WHEREAS, DESSAUER & McINTYRE ASSET MANAGEMENT (the "Adviser") is a registered investment adviser under the Investment Advisers Act of 1940, as amended, and serves as Adviser to the Dessauer Global Equity Fund (the "Trust"), a registered investment company under the Investment Company Act of 1940, as amended (the "ICA"); and

     WHEREAS, Rule 17j-1 under the ICA requires the Adviser and principal underwriter of the Trust, to adopt a Code of Ethics.

     NOW, THEREFORE, the Adviser hereby adopts this Code of Ethics as of [this ____ day of _________, 2000], replacing and revising the Code of Ethics adopted by the Adviser as of the 19th day of September, 1997.

I. DEFINITIONS

For purposes of this Code of Ethics the following terms shall have the meanings set forth below:

A. "Access Person" means any director, officer, general partner or Advisory Person of the Adviser who, with respect to any Trust or investment company registered under the ICA makes any recommendation, participates in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation will be made, or who, in connection with his or her duties, obtains any information concerning recommendations on Covered Securities being made by the Adviser to the Trust or any investment company registered under the ICA.

B.   "Advisory Person" means

     1. any employee of the Adviser, the Trust or its administrator (or of any entity in a control relationship with the Adviser, the Trust or its administrator, as defined in Section I.E hereof) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information (other than publicly available information) regarding the purchase or sale of Covered Securities by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

     2. any natural person directly or indirectly owning, controlling, or holding with power to vote, 25% or more of the outstanding voting securities of the Adviser or Trust who obtains information (other than publicly available information) concerning recommendations made by the Adviser or the Trust with regard to the purchase or sale of a security.

C.   "Affiliated Persons" or "Affiliates" means

     1. any employee or Access Person of the Adviser or the Trust, and any member of the immediate family (defined as spouse, child, mother, father, brother, sister, in-law or any other relative) of any such person who lives in the same household as such person or who is financially dependent upon such person;

     2. any account for which any of the persons described in C.1. hereof is a custodian, trustee or otherwise acting in a fiduciary capacity, or with respect to which any such person either has the authority to make investment decisions or from time to time gives investment advice; and

     3. any partnership, corporation, joint venture, trust or other entity in which any employee of the Adviser or the Trust or Access Person of the Trust directly or indirectly, in the aggregate, has a 10% or more beneficial interest or for which any such person is a general partner or an executive officer.

D. "Adviser's Client Accounts" means accounts of any persons who receive from the Adviser investment advice, recommendations, research or analyses concerning securities and from whom the Adviser receives compensation. This definition is intended to include the Trust.

E.   "Beneficial ownership of a security" by any person includes securities held by:

     1. a spouse, minor children or relatives who share the same home with such person;

     2.   an estate for such person's benefit;

     3.   a trust, of which

          (a) such person is a trustee or such person or members of such person's immediate family have a vested interest in the income or corpus of the trust, or

          (b)  such person owns a vested beneficial interest, or

          (c) such person is the settlor and such person has the power to revoke the trust without the consent of all the beneficiaries;

     4.   a partnership in which such person is a partner;

     5. a corporation (other than with respect to treasury shares of the corporation) of which such person is an officer, director or 10% stockholder;

     6.   any  other   person   if,  by  reason  of   contract,   understanding,
          relationship, agreement or other arrangement, such person obtains therefrom benefits substantially equivalent to those of ownership; or

     7. such person's spouse or minor children or any other person, if, even though such person does not obtain therefrom the above-mentioned benefits of ownership, such person can vest or revest title in himself at once or at some future time.

A beneficial owner of a security also includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power and/or investment power with respect to such security. Voting power includes the power to vote, or to direct the voting of such security, and investment power includes the power to dispose, or to direct the disposition of such security. A person is the beneficial owner of a security if he has the right to acquire beneficial ownership of such security at any time within sixty (60) days.

F. "Control" means the power to exercise a controlling influence over the management or policies of a corporation. Any person who owns beneficially, either directly or through one or more controlled corporations, more than 25% of the voting securities of a corporation shall be presumed to control such corporation.

G. "Covered Security" means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing; provided, however, that "security" shall not mean securities issued or guaranteed by the Government of the United States, its agencies or instrumentalities, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, or shares of registered open-end investment companies.

H.   "Covered Security held or to be acquired" by the Trust means:

     1.   any security which, within the most recent fifteen (15) days,

          (a)  is or has been held by the Trust, or

          (b) is being or has been considered by the Adviser or the Trust for purchase by the Trust; or

     2. any option to purchase or sell, and any security convertible into or exchangeable for, a security described in G.1. hereof.

I.   "Employee" means any employee of the Adviser.

J. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933 [15 U.S.C. 77a et seq.], the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934 [15 U.S.C. 78m or 78o(d)].

K.   "Investment Adviser" means

     1.   Dessauer & McIntyre Asset Management Inc. and any successor entity;

     2. any person (other than a bona fide officer, director, trustee, member of an advisory board, or employee of the Trust, as such) who pursuant to a contract with the Trust regularly furnishes advice to the Trust with respect to the desirability of investing in, purchase or selling securities or other property, or is empowered to determine what securities or other property shall be purchased or sold by the Trust; and

     3. any other person who pursuant to a contract with a person described in clause (2) regularly performs substantially all of the duties undertaken by such person described in clause (2); but does not include (i) a person whose advice is furnished solely through uniform publications distributed to subscribers thereto, (ii) a person who furnishes only statistical and other factual information, advice regarding economic factors and trends, or advice as to occasional transactions in specific securities, but without generally furnishing advice or making recommendations regarding the purchase or sale of securities, (iii) a company furnishing such services at cost to one or more investment companies, insurance companies, or other financial institutions, (iv) any person the character and amount of whose compensation for such services must be approved by a court, or (v) such other persons as the Securities and Exchange Commission may by rules and regulations or order determine not to be an investment adviser within the intent of Section 2(a)(2) of the ICA.

L.   "Investment Personnel" of the Adviser or the Trust means:

     1. Any employee of the Adviser or the Trust (or of any company in a control relationship to the Adviser or the Trust) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Trust; and

     2. Any natural person who controls the Adviser or the Trust and who obtains information concerning recommendations made to the Trust regarding the purchase or sale of securities by the Trust.

M. "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) [15 U.S.C. 77d(2) or 77d(6)] or pursuant to rule 504, rule 505, or rule 506 [17 CFR 230.504, 230.505, or 230.506] under the Securities Act of 1933.

N. "Principal underwriter" of or for the Trust (unless the Trust becomes a closed-end company), or of any security issued by the Trust, means any underwriter who as principal purchases from the Trust, or pursuant to contract has the right (whether absolute or conditional) from time to time to purchase from the Trust, any security issued by the Trust for distribution, or who as agent for the Trust sells or has the right to sell any security issued by the Trust to a dealer or to the public or both, but does not include a dealer who purchases from the Trust through a principal underwriter acting as agent for such company. "Principal underwriter" of or for a closed-end company or any issuer which is not an investment company, or of any security issued by such a company or issuer, means any underwriter who, in connection with a primary distribution of securities,
     (A) is in privity of contract with the issuer or an affiliated person of the issuer; (B) acting alone or in concert with one or more other persons, initiates or directs the formation of an underwriting syndicate; or (C) is allowed a rate of gross commission, spread, or other profit greater than the rate allowed another underwriter participating in the distribution.

O. "Purchase or sale of a Covered Security" includes the writing of an option to purchase or sell a security.

II.  COMPLIANCE WITH GOVERNING LAWS, REGULATIONS AND PROCEDURES

A. All Employees shall have and maintain knowledge of and shall comply strictly with all applicable federal and state laws and all rules and regulations of any governmental agency or self-regulatory organization governing his or her activities.

B. The Adviser will identify all Access Persons employed directly by the Adviser by March 1, 2000. Employees beginning employment with the Adviser after March 1, 2000 will be notified at the time of hire if they are Access Persons. Employees who are not Access Persons at the time of hire or on March 1, 2000, may become Access Persons and such employees are obligated to comply with the reporting obligations set forth in this Code of Ethics and procedures adopted hereunder. Persons required to report under this Code of Ethics shall be listed on Exhibit A.

C. Each Employee will be given a copy of the Code of Ethics at the time of his or her employment and each Access Person is required to submit a statement at least annually that he or she has reviewed the Code of Ethics. Each Employee shall have and maintain knowledge of and shall comply with the provisions of this Code of Ethics and any procedures adopted hereunder.

D. All Employees shall comply with all laws and regulations concerning insider trading and with the Adviser's prohibition against insider trading contained in the "Insider Trading Procedures," Exhibit B to this Code of Ethics. Trading on or communicating material non-public information, or "inside information," of any sort, whether obtained in the course of research activities, through a client relationship or otherwise, is strictly prohibited.

E. All Employees shall comply strictly with procedures established by the Adviser to ensure compliance with applicable federal and state laws and regulations of governmental agencies and self-regulatory organizations. Employees shall not knowingly participate in, assist, or condone (i) any act in violation of any statute or regulation governing securities matters or the Adviser, nor (ii) any act which would violate any provision of this Code of Ethics or any procedures adopted hereunder.

F. Each Employee having supervisory responsibility shall exercise reasonable supervision over Employees subject to his or her control, with a view to preventing any violation by such persons of applicable statutes or regulations, the Trust's Code of Ethics or procedures, or the provisions of this Code of Ethics or procedures adopted hereunder.

G. Any Employee encountering evidence that acts in violation of applicable statutes or regulations or provisions of this Code of Ethics or procedures adopted hereunder have occurred shall report such evidence to the President of the Adviser or such other person as appointed in procedures adopted hereunder. Such action by the Employee shall remain confidential, unless the Employee waives confidentiality or federal or state authorities compel disclosure. Failure to report such evidence may result in disciplinary proceedings and may include sanctions as set forth in procedures adopted hereunder.

III. CONFIDENTIALITY OF TRANSACTIONS

A. Information relating to the portfolio, research and studies activities of the Adviser for the benefit of the Adviser's Client Accounts, including the Trust, is confidential until publicly available. Whenever statistical information or research is supplied to or requested by the Trust, such information must not be disclosed to any persons other than persons designated by the President or the Board of Trustees of the Trust. If the Trust is considering a particular purchase or sale of a security, this must not be disclosed except to such duly authorized persons.

B. Any Employee authorized to place orders for the purchase or sale of securities on behalf of the Trust shall take all steps reasonably necessary to provide that all brokerage orders for the purchase and sale of securities for the account of the Trust will be so executed as to ensure that the nature of the transactions shall be kept confidential until the information is reported to the Securities and Exchange Commission or the Trust's shareholders in the normal course of business.

C. No Employee shall disclose any non-public information relating to the portfolio or transactions of the Adviser or an Adviser's Client Account, nor shall any Employee disclose any non-public information relating to the operation of the Adviser unless properly authorized to do so.

D. If any Employee of the Adviser or the Trust or Access Person should obtain information concerning the Trust's portfolio (including, the consideration by the Trust of acquiring any security, or recommending any security for the Trust's portfolio), whether in the course of such person's duties or otherwise, such person shall respect the confidential nature of this information and shall not divulge it to anyone unless it is properly part of such person's services to the Trust to do so or such person is specifically authorized to do so by the President of the Trust.

IV. ETHICAL STANDARDS

A. The Employees of the Adviser, the Trust and Access Persons and their respective affiliates, shall conduct themselves in a manner consistent with the highest ethical standards. They shall avoid any action, whether for personal profit or otherwise, that results in an actual or potential conflict of interest with the Adviser or the Adviser's Client Accounts, or the appearance of a conflict of interest, which may be otherwise detrimental to the interests of the Adviser or the Adviser's Client Accounts, including the Trust.

B. Every Employee, in making any investment recommendation or taking any investment action, shall exercise diligence and thoroughness, and shall have a reasonable and adequate basis for any such recommendations or action.

C. No Employee shall undertake independent practice for compensation in competition with the Adviser or the Trust.

D. No Employee shall improperly use for such person's benefit any knowledge, whether obtained through such person's relationship with the Adviser or the Trust or otherwise, of any investment recommendation made or to be made, or of any investment action taken or to be taken, by the Adviser for the Adviser's Client Accounts.

E. Employees shall act in a manner consistent with their fiduciary obligation to the Adviser's Client Accounts, and shall not deprive any of the Adviser's Client Accounts of an investment opportunity in order to personally benefit from that opportunity.

F. An Employee having discretion as to the selection of broker-dealers to execute securities transactions for an Adviser's Client Account shall select broker-dealers solely on the basis of the services provided directly or indirectly by such broker-dealers to the Adviser's Client Account. An Employee shall not, directly or indirectly, receive a fee or commission from any source in connection with the sale or purchase of any security for an Adviser's Client Account.

G. Employees shall not accept directly or indirectly from a broker-dealer or other vendor who transacts business with the Adviser or the Adviser's Client Accounts, any gifts, gratuities or other things of more than de minimis value or significance that their acceptance might reasonably be expected to interfere with or influence the exercise of independent and objective judgment in carrying out such person's duties or otherwise gives the appearance of a possibly impropriety. For this purpose, gifts, gratuities and other things of value shall not include unsolicited entertainment so long as such unsolicited entertainment is not so frequent or extensive as to raise any question of impropriety.

H. The Adviser shall take all actions reasonably calculated to ensure that the Adviser engages broker-dealers to transact business with the Adviser or the Trust whose partners, officers and employees, and their respective affiliates, will conduct themselves in a manner consistent with the provisions of this Section V.

I. Conflicts of interest generally result from a situation in which an individual has personal interests in a matter that is or may be competitive with his responsibilities to another person or entity (such as the Adviser or the Trust) or where an individual has or may have competing obligations or responsibilities to two or more persons or entities. In the case of the relationship between the Adviser or the Trust on the one hand, and its employees and Access Persons and their respective affiliates, on the other hand, such conflicts may result from the purchase or sale of securities for the Adviser's Client Accounts including the Trust and for the account of any affiliated person or from the purchase or sale for the Adviser's Client Accounts or the Trust of securities in which an Access Person or employee of the Adviser or the Trust, or his or her affiliates, has an interest. In these cases, all potential or actual conflicts must be disclosed and the first preference and priority must be to avoid such conflicts of interest wherever possible and, where they unavoidably occur, to resolve them in a manner not disadvantageous to the client.

V. ACTIVITIES AND TRANSACTIONS OF ACCESS PERSONS

A. No Access Person shall recommend to, or cause or attempt to cause, the Adviser's Client Accounts or the Trust to acquire, dispose of, or hold any security (including, any option, warrant or other right or interest relating to such security) of which such Access Person or an affiliate of such Access Person has direct or indirect beneficial ownership unless the Access Person has first disclosed in writing to the President of the Adviser all facts reasonably necessary to identify the nature of the ownership of such Access Person or his or her affiliate in such security.

B.   Limited Offerings and Initial Public Offerings:

     1. No Employee shall acquire direct or indirect beneficial ownership of an unregistered security issues in a Limited Offering or an Initial Public Offering without obtaining the prior written approval of the President of the Adviser.

     2. Under normal circumstances, such approval will not be withheld if the Employee demonstrates in writing that:

          (a)  the investment is not suitable for the Trust;

          (b)  the   investment   opportunity   was  unique  to  the  individual
               circumstances of the Employee; and

          (c)  no overreaching would or could occur.

An Employee who has been authorized to acquire securities in a Limited Offering must disclose such investment to the President of the Adviser when such Employee plays a part in any subsequent consideration of any investment in the issuer by the Trust. The decision to purchase securities of the issuer for the Trust shall be subject to an independent review by the President of the Trust.

C. No Access Person shall serve on the board of directors/trustees of organizations (whether for profit or not for profit) that will or intend to raise proceeds through public solicitation or issuance of securities without prior written approval of the President of the Adviser. In the relatively small number of instances in which board service is authorized, Access Persons serving as directors normally should be isolated from those making investment decisions through "Chinese Wall" or other procedures.

D. If, as a result of fiduciary obligations to other persons or entities, an Access Person believes that such person or an affiliate of such person is unable to comply with certain provisions of the Code, such Access Person shall so advise the President of the Adviser in writing, setting forth with reasonable specificity the nature of such fiduciary obligations and the reasons why such Access Person believes such person is unable to comply with any such provisions. The President of the Trust may, in his discretion, exempt such Access Person or an affiliate of such person from any such provisions, if the President of the Trust shall determine that the services of such Access Person are valuable to the Trust and the failure to grant such exemption is likely to cause such Access Person to be unable to render services to the Trust. Any Access Person granted an exemption (including, an exception for an affiliate of such person), pursuant to this
     Section VI.I shall, within three business days after engaging in a purchase or sale of a security held or to be acquired by a client, furnish the President of the Trust with a written report concerning such transaction, setting forth the information specified in Section VII.C hereof.

VI. REPORTING PROCEDURES

A. Except as provided by Section VII.E hereof, every Access Person shall report to the President of the Adviser the information described in Sections VII.B and VII.C hereof with respect to transactions in any security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security (whether or not such security is a security held or to be acquired by a client); provided, however, that any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

B. Initial Holdings Report. Each Access Person, within ten days of becoming an Access Person, shall report to the Adviser, the following information, in the form of Exhibit C hereto:

     1. The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

     2. The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became and Access Person; and

     3.   The date that the report is submitted by the Access Person.

C. Quarterly Transactions Report. Each Access Person, not later than ten days after the end of the calendar quarter in which the transaction to which the report relates was effected, shall report the following information, in the form of Exhibit D hereto:

     1.   With Respect to Transactions During the Quarter In Covered Securities:

          (a) The date of transaction, the title, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Covered Security involved;

          (b) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          (c)  The price at which the transaction was effected; and

          (d) The name of the broker, dealer or bank with or through which the transaction was effected.

          (e)  The date that the report is submitted by the Access Person.

     2. With Respect to New Accounts Established During the Quarter In Which Any Securities Were Held:

          (a) The name of the broker, dealer or bank with whom the Access Person established the account;

          (b)  The date the account was established; and

          (c)  The date that the report is submitted by the Access Person.

D. Annual Holdings Report. Each Access Persons, no later than 20 calendar days after December 31 of each year, shall report the following information in the form of Exhibit __ hereto:

     1. The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial interest;

     2. The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

     3.   The date that the report is submitted by the Access Person.

In the event that no securities are held as of December 31, the report should specify that securities were not held as of such date. This report should include all securities and other financial property, including book entry shares held at companies, broker/dealers, investment advisers or other institutions and physically issued certificates held in a safe deposit box, at one's home, or in the trust department of a bank or trust company.

E.   Notwithstanding the provisions of Sections VII.A and VII.C hereof,

     1. no person shall be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control;

     2. no report is required from an Access Person of an investment company registered under the ICA if such investment company is a money market fund or an investment company that does not invest in Covered Securities; and

     3. no Quarterly Transactions Report is required from an Access Person of the Trust if the report would duplicate information contained in broker trade confirmations or account statements received by the Adviser with respect to that Access Person, if all of the information required to be contained in the Quarterly Transactions Report is contained in such broker trade confirmations or account statements that are received within ten days after the end of the calendar quarter.

VII. REVIEW PROCEDURES

A. The reports submitted by Access Persons pursuant to Section VII.C hereof shall be reviewed at least quarterly by the President of the Adviser, or such other persons or committees as shall be designated by the President of the Adviser, in order to monitor compliance with this Code of Ethics. The President shall report all failures to comply with this Code of Ethics to the Board of Trustees of the Trust.

B. If it is determined by the Adviser or the Board of Trustees of the Trust that a violation of this Code of Ethics has occurred and that the person violating this Code of Ethics has purchased or sold a security at a more advantageous price than that obtained by the Trust, such person shall be required to offer to sell to or purchase from the Trust, as the case may be, such security at the more advantageous price. If this cannot be consummated, then the Adviser or the Board of Trustees of the Trust shall take such other course of action as it may deem appropriate. With respect to any violation of this Code of Ethics, the Adviser or the Board of Trustees of the Trust may take any preventive, remedial or other action which it may deem appropriate. In determining whether or not there has been, or may be, a conflict of interest between the Trust and any person subject to this Code of Ethics, the Adviser or the Board of Trustees of the Trust shall consider all of the relevant facts and circumstances.

C. At least annually, the Adviser shall furnish to the Board of Trustees a written report that:

     1. Describes any issues arising under this Code of Ethics or procedures adopted hereunder, including but not limited to, any information about material violations of this Code of Ethics, procedures adopted hereunder, and sanctions impose in response to such material violations; and

     2. Certifies that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

D. The records created and maintained under this Code of Ethics shall be maintained as follows:

     1. A copy of each Code of Ethics for the Adviser in effect at any time in the last five years must be maintained in an easily accessible place.

     2. A copy of any records of violations of the Code of Ethics or any action taken as a result of a violation must be maintained in an easily accessible place for five years after the end of the fiscal year in which the violation occurs.

     3. All Initial Holdings Reports, Quarterly Transactions Reports and Annual Holdings Reports from Access Persons, and all reports to the Trust shall be maintained for at least five years after the end of the fiscal year in which the report was made, the first two years in an easily accessible place.

     4. A record of all persons currently or within the past five years who are or were required to make reports and persons designated to review the reports required under this Code of Ethics shall be maintained in an easily accessible place for at least five years.

     5. All approvals of the purchase of securities in an Initial Public Offering or Limited Offering shall be maintained for at least five years after the end of the fiscal year in which the approval is granted.




                                    Exhibit A
         LIST OF ACCESS PERSONS REQUIRED TO REPORT UNDER CODE OF ETHICS



                                    Exhibit B
                           INSIDER TRADING PROCEDURES

I. LIABILITY FOR INSIDER TRADING.

The unlawful use of inside information subjects the person engaged in the unlawful trading and, among them, his/her employer ,to civil liability. The SEC may impose, for the first offense, civil penalties of $ 1 million or three times any profits obtained or losses avoided against controlling persons and $2.5 million for corporations for failing to take proper steps to prevent insider trading or tipping violations by those who are under their supervision. The law requires broker-dealers and investment advisers to adopt, maintain and enforce written insider trading policies and procedures designed to prevent the misuse of material nonpublic information by its directors, officers and employees.

Failing to do so can be a predicate for an SEC enforcement action and, if violations occur, the SEC may seek to recover these new civil penalties from controlling persons and violators. Violators are also subject to criminal penalties.

SEC Rule 10b-5 is the principal statutory prohibition against trading based upon material nonpublic information.

SEC Rule 14e-3 under the 1934 Act, establishes a "disclose or abstain from trading" proscription that applies to any person possessing material nonpublic information that relates to a tender offer by another person (offeror), which information he/she knows or has reason to know originated, directly or indirectly, from that offeror or the target company.

Racketeer Influenced and Corrupt Organizations Act ("civil RICO"), permits persons injured by a racketeering activity, as defined by the Act, to recover treble damages.

II. DEFINITIONS.

A. "Controlling Person(s)" - can be anyone with the power to influence or control the direction or the management, policies, or activities of another person, whether or not the power is exercised.

B. "Employee and Employee-Related Accounts" - shall include the employee, parents, mother-in-law or father-in-law, husband or wife, brother and sister, brother-in-law or sister-in-law, minor children and any other relative or person residing with the employee or to whose support the employee contributes; it shall also be considered a "related" account if the employee has the ability to influence specific trading decisions and/or has a direct beneficial interest.

C. "Front-Running" - is the trading of securities by proprietary, employee and employee-related accounts prior to the dissemination of the firm's research report to the public. The front-running concept is that the firm has an advantage of trading on the information contained in the report before the public has time to digest the information, and make an informed investment decision.

D. "Insider" - includes directors, officers and employees of a company, and may also include directors, officer or employees of a company's subsidiary. A person may become a temporary Insider if they enter into a special, confidential relationship with a company in the conduct of its affairs by virtue of which the person has access to non-public information developed for the company. Temporary Insiders may include attorneys, accountant, consultants, and employees of a company's major customers or a company's material business partners.

E. "Material Information" - Information is material if a reasonable investor would consider the information important in making an investment decision.

F. "Need to Know Rules" - Limit the passing of confidential information only to those employees with a legitimate reason for having the information.

G. "Non-public Information" - information shall be deemed nonpublic if it has not been either effectively communicated to the market and the market has had time to "absorb" the information. Information is considered public after it is has been filed in a report with the SEC, or widely disseminated either by wire service (such as Dow Jones or Reuters), in one or more newspapers of general circulation (such as the Wall Street Journal), or otherwise communicated from the company involved to its shareholders.

H. "Restricted List" - is a current list of securities in which proprietary employee, employee-related, and solicited customer transactions are prohibited or restricted. The restricted list is usually distributed periodically throughout the broker-dealer to make employees aware of those securities that the firm is "restricted" or prohibited from recommending and/or trading.

I.. "Tippee" - A "tippee" is a person who receives a "tip". He/she is considered an insider and subject to the disclose-or-refrain prohibition.

III. INSIDER TRADING.

A.   Insider Trading includes the following general concepts:

     1. trading by an insider while in possession of material non public information;

     2. trading by non-insiders while in possession of material non public information either improperly obtained by the non-insider or disclosed to the non-insider by an insider in violation of the insider's duty to keep such information confidential; and

     3.   communicating material non-public information to others.

B. All employees of Dessauer & McIntyre Asset Management Inc. ("DAMCo"), including temporary employees, are prohibited from engaging in Insider Trading in personal and client accounts.

C. All employees of DAMCo, including temporary employees, shall notify the President of DAMCo if they learn of or have reason to believe that any employee of DAMCo has caused or participated in a transaction that may constitute Insider Trading.

IV. EFFECTIVE COMPLIANCE MONITORING.

A. Annual Employee Attestation of Understanding Insider Trading Rules. Annually, each employee will be required to read and sign the Annual Employee Certification which will acknowledge that the employee has read and understands the Insider Trading Policy.

B. Periodic Employee Reminders. On a regular basis, the President of DAMCo will distribute on periodic memos informing employees of any changes or updates concerning Insider Trading.

C.   Daily Trading Review.

     1. On a regular basis, the President of DAMCo will receive the Commission Run, Trading Ledger, managed accounts order tickets and confirmations and the Schwab trade listing. The President of DAMCo will conduct a review on insider trading utilizing the above items.

     2. If proprietary, customer or employee trades appear that would indicate a possible "leak" of the inside information, a shift to the Restricted List may be appropriate while the firm investigates the matter.

     3. All employee/related accounts are to be carefully reviewed for excessive trading and/or large orders as an indication of insider trading.

     4. The President of DAMCo will maintain an exception listing for those instances whereby follow-up is necessary to obtain an explanation for an employee/ proprietary account trading a security on the restricted list or unusual activity.

     5.   The report will contain the following:  name of the security, the date
          the  investigation   commenced,  an  identification  of  the  accounts
          involved and the summary of the disposition.

D. Coding of Employee, Employee-Related and Proprietary Accounts. All employee and employee-related accounts will be transferred to the ____ series. This enables the President of DAMCo to better monitor their trade activity.

E. Monthly Review of Employee Trade Activity. To reasonably ensure employee trades do not violate the provisions of the Securities Exchange Act of 1934 and the Insider Trading and Securities Fraud Act of 1988, the following procedures for review of employee accounts is established.

     1. Duplicate confirms and statements of all accounts in which any employee has a beneficial interest or discretionary authority must be mailed to the Compliance Department. Arrangements are made for the sending of duplicates of all monthly statements and trade confirmations to the Compliance Department.

     2. On a monthly basis, samples of employee trades are selected and compared to institutional accounts of customers, research reports and the Restricted Lists to determine if trades warrant further investigation, i.e.

          (a)  time of employee order

          (b)  access to client information

          (c)  historical trading pattern of employee

          (d)  employee interview

     3. After the confirms are reviewed, the date of review is written on the confirm and then initialed by the reviewer.

     4. Each month, employee statements are selected for review. The statements are compared to trade data of institutional customers, research reports and Restricted List. If further investigation is warranted, the procedures used in weekly trade sampling are employed.

F. Monitoring Research Recommendations.

     1. The President of DAMCo will periodically receive and review external and internal research reports and internal research memos for content and appropriateness (recommendations.) Research department recommendations should be examined for the appearance of any security on the Restricted List.

     2. The reports will be compared to the prior week's trade activity to determine if an employee was a recipient of a "tip."

     3. The President of DAMCo will review all activity in the security for the week prior to and after the recommendation.

     4. Any insider trades within the restricted period will be immediately canceled and covered in the error account. Notification will be made and appropriate disciplinary action will be taken.

G. Enforcement of the foregoing procedures. The foregoing procedures shall be maintained and enforced by the President. All Employees are directed and encouraged to consult with the President concerning the implementation and interpretation of these procedures.

H. Record keeping Requirements. All records evidencing the routine monitoring review for Insider Trading will be maintained in accordance with SEC Rule 17a-4.

Furthermore, all documentation obtained in conducting investigations of possible insider trading violations will also be maintained in accordance with 17a-4.

I. Employee Training. The most comprehensive training effort consists of extensive education about DAMCo policies and procedures, securities laws during the initial orientation period, followed by supplemental training, seminars, memoranda, etc., reinforcement of the policies and procedures and keeping employees abreast of significant judicial regulatory and industry developments will provide the employee with up to date information as well as ensuring employee awareness.

V. EMPLOYEE CONDUCT.

DAMCo has an obligation to its clients to act in both a prudent and lawful manner. Employees of DAMCo are prohibited from engaging in any Personal Securities Transaction which:

A. would result in the buying or selling of securities in competition with buy or sell orders of, or on behalf of, clients or operate to the detriment of clients;

B. would be for the purpose of, or result in, the buying or selling of securities to take advantage of recent or imminent trades of clients;

C. would take place before a sufficient period of time has elapsed after an open-market purchase or sale of securities by, or on behalf of any client, for the effects of such purchase or sale on the market price to dissipate; or

D. would result in the employee taking advantage of inside information to the detriment of the public customer.

Employee Information
Please Print:

Name: ____________________________

Date: _____________________________




Directions:

THE DOCUMENT ENTITLED "DAMCo'S INSIDER TRADING PROCEDURES" WILL BE PERIODICALLY RE-DISTRIBUTED FOR YOUR REVIEW AND RE-AFFIRMATION. IF THIS IS YOUR INITIAL ACKNOWLEDGMENT OF AND AGREEMENT TO COMPLY WITH THIS POLICY, DATED FEBRUARY 2000, COMPLETE THE EMPLOYEE INFORMATION SECTION AND SECTION I. IF YOU HAVE PREVIOUSLY SIGNED AN "ACKNOWLEDGMENT OF POLICIES AND AGREEMENT TO COMPLY" WITH THE POLICIES AND PROCEDURES IN THESE DOCUMENTS, COMPLETE THE EMPLOYEE INFORMATION SECTION AND SECTIONS I AND II. RETURN THE COMPLETED FORM TO THE COMPLIANCE OFFICER.

NAME:____________________________________________
         (Please print)

Section I: Acknowledgment of policies and Agreement to Comply

I have read the policies and procedures set forth in the memorandum entitled "Insider Trading Procedures" dated February 2000. I understand these policies and procedures and I agree to comply with those policies and procedures during the course of my employment with Dessauer & McIntyre Asset Management, or its affiliates.

Date _____________________________________________

Signature _________________________________________

Section II: Affirmation of prior Compliance

Since the time of my last affirmation, I have complied with all policy provisions contained in the Insider Trading Procedures.


Date _____________________________________________

Signature _________________________________________



                     INVESTMENT COMPANY ADMINISTRATION, LLC
                          FIRST FUND DISTRIBUTORS, INC.

This Code of Ethics (the "Code") has been adopted by Investment Company Administration, LLC ("ICA") and First Fund Distributors, Inc., ("FFD") in accordance with Rule 17j-1 under the Investment Company Act of 1940 (the "1940 Act").

I.   Legal Requirement

Rule 17j-1 makes it unlawful for certain persons, in connection with the purchase or sale by such person of a security held or to be acquired by a Fund:

     (a)  To employ any device, scheme, or artifice to defraud the Fund;

     (b) To make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

     (c) To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or

     (d)  To engage in any manipulative practice with respect to the Fund.

II. Definitions

     (a) "Fund" means any investment company registered under the 1940 Act, or any series or class of shares of such an investment company, which has a contractual relationship with ICA or FFD.

     (b) "Access person" means any employee of ICA or FFD who, in connection with his or her regular functions or duties, obtains information that a security is held or to be acquired by a Fund.

     (c) A security is "held or to be acquired" if within the most recent 15 days it (i) is or has been held by a Fund, or (ii) is being or has been considered by the Fund or its investment adviser for purchase by a Fund. A purchase or sale includes the writing of an option to purchase or sell.

     (d) A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated.

     (e) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires.

     (f) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

     (g) "Security" shall have the meaning set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include securities issued by the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

III. Exempted Transactions

The prohibitions of Section IV of this Code shall not apply to:

     (a) Purchases or sales effected in any account over which the access person has no direct or indirect influence or control.

     (b) Purchases or sales of securities which are not eligible for purchase or sale by a Fund.

     (c) Purchases or sales which are non-volitional on the part of either the access person or the Fund.

     (d)  Purchases which are part of an automatic dividend reinvestment plan.

     (e) Purchases effected upon the exercise of rights issued by an issuer pro rata to al holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

IV. Prohibited Purchases and Sales

     (a) No access person shall knowingly purchase or sell, directly or indirectly, any security held or to be acquired by a Fund until the first business day after such Fund completes all of its intended trades in such security.

     (b) In order to avoid making a prohibited purchase or sale of a security, no access person shall purchase or sell any security except as indicated below, without obtaining advance written clearance of such transaction from a person designated by ICA and FFD to grant such advance clearance.

     (c) Advance clearance is not required for the purchase or sale of 500 shares or less (during a rolling 30 day period) of an equity security which (i) is listed on the New York Stock Exchange or the NASDAQ National Market System, or (ii) has a market capitalization of $1 billion or more at the time of purchase or sale.

     (d) No access person may purchase a security in an initial public offering without the prior written approval of the person designated by ICA and FFD to grant such advance clearance.

     (e) No access person shall engage in any act, practice, or course of conduct that would violate the provisions of Rule 17j-1 as set forth in Section I above.

V. Reporting

Every access person shall report to the Compliance Officer designated by ICA and FFD the information described below with respect to transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security, provided, however, that an access person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence.

     (a) Initial Holdings Report. Within ten days of beginning employment, each Access Person must report the following information:

          (1) The title, number of shares and principal amount of each security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

          (2) The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

          (3)  The date the report is submitted by the Access Person.

     (b) Quarterly Transaction Reports. Within ten days of the end of each calendar quarter, each Access Person must report the following information: With respect to any transaction during the quarter in a Security in which the Access Person had any direct or indirect beneficial ownership:

     (c) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved; The nature of the transaction (i.e., purchase, sale);

          (1)  The price of the security at which the transaction was effected;

          (2) The name of the broker, dealer or bank with or through which the transaction was effected; and

          (3)  The date that the report is submitted by the Access Person.

     (d) Annual Holdings Reports. Each year, the Access Person must report the following information:

          (1) The title, number of shares and principal amount of each security in which the Access Person had any direct or indirect beneficial ownership;

          (2) The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person; and

          (3)  The date the report is submitted by the Access Person.

VI. Sanctions

Upon discovering a violation of this Code, ICA or FFD may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure, suspension, or termination of the employment of the violator, and/or a disgorging of any profits made by the violator. May 1, 2000